Exhibit 99.1

For release: March 2, 2010

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex:  NHC, NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders of $31,376,000 or $2.31 per share basic for the year ended Dec. 31, 2009, compared to $27,698,000 or $2.16 per share basic for the year ended Dec. 31, 2008, an increase of 13.3%.

Fourth quarter of 2009 net income available to common shareholders was $4,986,000 or 37 cents per basic share, compared to $2,772,000 or 21 cents per basic share in the fourth quarter of 2008.

Operating revenues for the fourth quarter increased 4.2% from $161,754,000 to $168,499,000.  Annual operating revenues increased 5.5% from $633,208,000 to $668,221,000.

Forward-Looking Statements

This press release contains "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward- looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of NHC and its respective affiliates to be materially different from any future results, performance, achievements, and transactions. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company's filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About NHC

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds. NHC also operates 33 homecare programs, seven independent living centers and 15 assisted living communities. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

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NHC Reports Year End Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
Revenues:	2009	2008	2009	2008
Net patient revenues	$ 158,127	$ 149,405	$ 621,589	$ 583,054
Other revenues	10,372	12,349	46,632	50,154
Net revenues	168,499	161,754	668,221	633,208

Costs and Expenses:
Salaries, wages and benefits	96,273	86,045	370,708	347,934
Other operating	45,557	55,870	188,145	190,578
Rent	8,287	7,825	32,351	31,453
Depreciation and amortization	6,564	6,579	25,429	24,818
Interest	162	210	716	873
Total costs and expenses	156,843	156,529	617,349	595,656

Income Before Non-Operating Income	11,656	5,225	50,872	37,552
Non-Operating Income	4,171	3,215	16,784	15,735

Income Before Income Taxes	15,827	8,440	67,656	53,287
Income Tax Provision	8,673	3,500	27,607	16,916

Net Income	7,154	4,940	40,049	36,371

Dividends to Preferred Shareholders	(2,168)	(2,168)	(8,673)	(8,673)

Net income available to common shareholders	$ 4,986	$ 2,772	$ 31,376	$ 27,698

Earnings Per Common Share:
Basic	$ 0.37	$ 0.21	$ 2.31	$ 2.16
Diluted	$ 0.37	$ 0.21	$ 2.31	$ 2.11

Weighted average common shares outstanding
Basic	13,683,026	13,000,947	13,562,850	12,834,630
Diluted	13,689,185	13,233,999	13,577,676	13,133,419

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2009	2008
Cash and marketable securities	$ 226,586	$ 232,463
Current assets	300,841	312,752
Total assets	788,532	777,296
Current liabilities	212,485	251,919
Long-term obligations	32,633	25,807
Deferred lease credit	2,423	3,635
Deferred revenue	15,212	15,118
Stockholders' equity	525,779	480,817

NHC Reports Year End Earnings

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Per Diems:
Medicare	$ 375.48	$ 354.15	$ 374.81	$ 361.12
Medicaid	155.49	151.16	152.20	147.78
Private Pay and Other	227.54	217.95	225.91	215.51

Patient Days:
Medicare	106,411	100,939	419,758	410,506
Medicaid	280,052	279,323	1,108,864	1,109,583
Private Pay and Other	169,244	175,364	675,628	676,890
	555,707	555,626	2,204,250	2,196,979

Average Per Diem	$ 219.56	$ 209.12	$ 217.18	$ 208.51